I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "EDUTOONS, INC.", FILED IN THIS OFFICE ON THE TWENTY-EIGHTH DAY OF APRIL, A.D. 2010, AT 2:17 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

4817179 8100	AUTHENTICATION: 7961310

100436139	DATE: 04-28-10
You may verify this certificate online
at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 02:26 PM 04/28/2010
FILED 02:17 PM 04/28/2010
SRV 100436139 – 4817179 FILE

STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

•	First: The name of this Corporation is EDUtoons, Inc.

•
Second: Its registered office in the State of Delaware is to be located at 615 South Dupont Highway in the City of Dover County of Kent Zip Code 19901.  The registered agent in charge thereof is National Corporate Research, Ltd.

Third: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

•	Fourth: The amount of the total stock of this corporation is authorized to issue is 10,000,000 shares (number of authorized shares) with a par value of $0.001 per share.

•	Fifth: The name and mailing address of the incorporator are as follows:
Name Cheryll J. Calaquio
Mailing Address	600 Lexington Ave., 9th Floor
New York, NY Zip Code 10022

•
I, The Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereinto set my hand this 28th day of April, A.D. 2010.

BY:	/s/ Cheryll J. Calaquio
(Incorporator)

NAME:	Cheryll J. Calaquio
(type or print)